UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

Commission File Number: 333-151684

GMS Capital Corp.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	26-1094541 (I.R.S. Employer Identification No.)

3055 L’Assomption Blvd., Montreal, Quebec H1N 2H1 Canada (Address of principal executive offices) (514) 254-9473 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 18, 2012, Caroline Coulombe resigned as Chief Executive Officer, Chief Financial Officer of the Company. At the same Board Meeting, the Company appointed Mr. Philip Lamb as Chief Executive Officer, Chief Financial Officer and Director of the Company.  The appointment of Mr. Lamb as Chief Executive Officer is for a term of 3 years and 3 months ending on December 31st, 2012 and renewable for one year at a time thereafter at the option of Mr. Lamb and the Company. For the time being and until the Company can recruit a suitable Chief Financial Officer, Mr. Lamb will also act as Chief Financial Officer on an interim basis for the Company.

Pursuant to his Employment Agreement, Mr. Lamb will receive a yearly base compensation of $250,000 CAD and will be entitled to bonuses representing a maximum of 300% of base compensation based on the attainment by the Company of specific targeted goals and objectives. Among other, the metrics upon which Mr. Lamb’s performance will be evaluated will include targeted revenues, targeted earnings before interest and depreciation, targeted financings, targeted acquisitions and targeted average monthly volume on our stock. At the sole discretion of our Company, we may elect to pay up to 50% of the yearly bonus Mr. Lamb may be entitled to in Common stock of our Company. In such case, the share price of the Common stock of our Company will be deemed to be average share price of our Common stock during the preceding 90 days prior to December 31st, less a discount of 15%. Further, upon the execution of his employment agreement, Mr. Lamb received 30,000 options exercisable at a price of $8.50 per share and these options will vest on December 31st, 2012. In subsequent years of his employment agreement, that is on January 1st, 2013, 2014 and 2015 Mr. Lamb will receive 80,000 options per year and these options will vest on December 31st of each year following their award.  The exercise price at which these options may be exercised Mr. Lamb will equal to the average share price of our Common stock during the preceding 90 days prior to the vesting date of the options, less a discount of 15%.

Prior to joining our Company, Mr. Lamb was President of Gencade Inc., a holding company. Before, from January 2011 to November 2007, Mr. Lamb was partner and President of CEO Capital Corporation, an equity firm based in Toronto providing growth capital and consulting services to small and mid-sized companies. Prior, from November 2007 to August 2004, Mr. Lamb was a significant shareholder and principal operator of The Color Group/Group 3 Cosmetics Inc, a cosmetics manufacturing company based in Sherbrooke, QC, working with a number of major cosmetics companies in developing and manufacturing products for their respective lines of brands of cosmetics. From August 2004 to March 1996, Mr. Lamb worked at the Cott Corporation, a beverage company that grew rapidly and where he was successively Vice-President, Controller of Cott Corporation, Vice-President, Finance & Administration of Cott Beverages Canada and ended as President of Cott Beverages Canada. Mr. Lamb has over twenty-five years of experience in consumer packaged goods and is known as a business executive with a proven track record of delivering results and improving corporate performance, as well as for his ethics, integrity and visionary leadership. Mr. Lamb is a CMA and a member in good standing with the Society of Management Accountants.  He has also been treasurer of the Canadian Museum of Photography and sat on the board of the Bridgepoint Health Foundation from August 2005 to July 2011.

On September 26, 2012, the Company issued a press release announcing the resignation of Mrs. Caroline Coulombe as the Company's Chief Executive Officer, Chief Financial Officer and the appointment of Mr. Philip Lamb Chief Executive Officer, Chief Financial Officer and Director of the Company.

A copy of Mr. Lamb’s Employment Agreement and copy of the press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2 respectively and are incorporated herein by reference. In accordance  with General  Instruction  B.2 of Form 8-K, the  information in this Current Report on Form 8-K,  including  Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be "filed" for purposes of Section 18 of the  Securities Exchange Act of 1934, as amended (the "Exchange  Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange  Act, except as shall be expressly set forth by specific reference in such filing.